Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement File No. 333-186492 on Form S-4/A of our reports dated January 29, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Lennar Corporation and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

March 18, 2013